United States securities and exchange commission logo





                     July 2, 2021

       Timothy F. Murphy
       Senior Vice President and Chief Financial Officer
       Gibraltar Industries, Inc.
       3556 Lake Shore Road
       Buffalo, New York 14219

                                                        Re: Gibraltar
Industries, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 000-22462

       Dear Mr. Murphy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing